Exhibit 3.130

LLC-1011

(05/02)

COMMONWEALTH OF VIRGINIA

STATE CORPORATION COMMISSION

ARTICLES OF ORGANIZATION OF A

DOMESTIC LIMITED LIABILITY COMPANY

Pursuant to Chapter 12 of Title 13.1 of the Code of Virginia the undersigned states as follows:

1. The name of the limited liability company is

Keystone Marion, LLC

(The name must contain the words “limited company” or “limited liability company” or their abbreviations “L.C.”, “LC”, “L.L.C.” or “LLC”)

2. A. The name of the limited liability company’s initial registered agent is

National Registered Agents, Inc.

B. The registered agent is (mark appropriate box):

(1) an INDIVIDUAL who is a resident of Virginia and

[ ] a member or manager of the limited liability company.

[ ] an officer or director of a corporation that is a member or manager of the limited liability company.

[ ] a general partner of a general or limited partnership that is a member or manager of the limited liability company.

[ ] a trustee of a trust that is a member or manager of the limited liability company.

[ ] a member of the Virginia State Bar.

OR

(2) [x] a domestic or foreign stock or nonstock corporation, limited liability company or registered limited liability partnership authorized to transact business in Virginia.

3. The limited liability company’s initial registered office address, which is identical to the business office of the initial registered agent, is:

526 King Street, Suite # 423

(number/street)

Alexandria VA 22314,

(city or town) (zip)

which is located in the [x] city or [ ] county of Alexandria

4. The limited liability company’s principal office is located at

3401 West End Avenue, Suite 4[ILLEGIBLE]

(number/street)

Nashville TN 37203

(city or town) (state) (zip)

5. Signature:

October 22, 2003

(organizer) (date)

Andrea C. Barach (615) 252-2329

(printed name) (telephone number (optional))